UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 16, 2004

IDX SYSTEMS CORPORATION

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(Exact Name of Registrant as Specified in Charter)

Vermont (State or other juris- diction of incorporation	0-26816 (Commission File Number)	03-0222230 (IRS Employer Identification No.)

40 IDX Drive, South Burlington, VT (Address of principal executive offices)	05403 (Zip Code)

Registrant’s telephone number, including area code: 802-862-1022

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 16, 2004, IDX Systems Corporation entered into a second amendment (the “Second Amendment”) to its Distribution and Development Agreement with Stentor, Inc., dated November 15, 2000. The Distribution and Development Agreement, which was previously amended effective January 1, 2004, addresses the terms pursuant to which IDX and Stentor engage in development to facilitate the integration of certain Stentor products for archiving and viewing medical images and certain IDX products for automating the management of work flow in radiology practices and departments. IDX currently owns 562,069 shares of the Series D Convertible Preferred Stock of Stentor, which is approximately 3.4% of all of the shares of the capital stock of Stentor on a fully-diluted basis. The Second Amendment extends the expiration date of the term of the Distribution and Development Agreement from November 15, 2005 to November 15, 2015. In the Second Amendment, Stentor agrees to provide certain functionality, technical improvements, and architectural features in its image processing software. In addition, IDX and Stentor agree to expand the scope of their cross licenses and adjust the rates of compensation in respect of their jointly-developed picture archiving and communications system to permit distribution and vendor relationships with a wider range of parties and customers. The full text of the press release issued in connection with the announcement of the Second Amendment is attached hereto as Exhibit 99.1. A copy of the Second Amendment is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

      (c)    Exhibits

               See Exhibit Index attached hereto.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2004	IDX SYSTEMS CORPORATION
	By:	/s/ JAMES H. CROOK, JR. James H. Crook, Jr. Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release entitled "IDX Systems Corporation and Stentor, Inc. Renew Technology Partnership for Medical Image and Information Management System" issued by the Company on November 17, 2004.
99.2+	Second Amendment to Distribution and Development Agreement by and between Stentor, Inc. and IDX Systems Corporation dated as of November 16, 2004.

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+	Confidential treatment requested as to certain portions, which portions have been separately filed with the Securities and Exchange Commission.